Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us as experts in accounting and auditing under the heading “Experts” within the Registration Statement on Form S-4 and related prospectus of Lifeloc Technologies, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 18, 2025. We also consent to the incorporation of our report dated March 28, 2025, with respect to the balance sheet of the Company as of December 31, 2024, and the related statements of income (loss), stockholders’ equity and cash flows for the year then ended, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.

Assure CPA, LLC

Spokane, Washington

April 18, 2025